Exhibit 99.1

Hooper Holmes Announces 2013 Financial Results

BASKING RIDGE, N.J.--(BUSINESS WIRE)--March 26, 2014--Hooper Holmes, Inc. (NYSE MKT:HH) today announced financial results for the year ended December 31, 2013.

On September 30, 2013, the Company closed on the sale of its Portamedic service line. As a result, financial results related to the Portamedic service line are reported as discontinued operations.

Consolidated revenues from continuing operations totaled $15.0 million for the fourth quarter of 2013, representing a 1% decline compared to $15.2 million in the fourth quarter of 2012. The Company recorded a net loss of $2.0 million, or $(0.03) per share, for the fourth quarter of 2013 compared to a net loss of $6.7 million, or $(0.10) per share, for the fourth quarter of 2012. The net loss for the fourth quarter of 2013 included a loss from discontinued operations of $0.5 million. The net loss for the fourth quarter of 2012 included a loss of $5.7 million from discontinued operations.

For the year ended December 31, 2013, consolidated revenues from continuing operations were $49.2 million, a decline of approximately 3.5% compared to $51.0 million for the full year 2012. The Company’s net loss for the year ended December 31, 2013 totaled $11.3 million, or $(0.16) per share, compared to a net loss of $17.6 million, or $(0.25) per share, for the year ended December 31, 2012. Results for the year ended December 31, 2013 included $0.8 million of restructuring charges related to continuing operations, $3.4 million gain on the sale of Portamedic, and a loss from discontinued operations of $4.5 million. The net loss for the year ended December 31, 2012 included $0.6 million of restructuring charges from continuing operations and a loss of $10.5 million from discontinued operations.

Full year 2013 revenues by segment:

  Health & Wellness revenue totaled $23.1 million, an increase of 8% from $21.3 million in full year 2012.
  Heritage Labs revenue totaled $11.4 million, a decline of approximately 13% compared to $13.2 million in full year 2012, primarily attributable to a decrease in revenue from the Company’s life insurance lab testing services.
  Hooper Holmes Services revenues totaled $14.6 million, a decline of approximately 11% compared to $16.5 million for 2012, primarily attributed to reduced demand for the Company’s medical records collection services, and partially offset by increased revenues from underwriting services.

As of December 31, 2013, cash and cash equivalents totaled $4.0 million, with no borrowings outstanding under the Company’s credit facility.

Commenting on 2013 financial results, Henry E. Dubois, President and CEO of Hooper Holmes, stated: “The 2013 fourth quarter marked a transition for Hooper Holmes that will continue through Q1 2014. The sale of Portamedic, which had been a source of losses, accelerated our drive to restructure and build a leaner, faster, less costly company, though transition costs will linger through Q1 2014. But when you peel away the impacts from the life insurance market, we are pleased to see our Health and Wellness business is growing, which will drive the Company forward and be the source of shareholder value creation.”

Continued Mr. Dubois, “We believe we are well positioned for Health & Wellness growth in 2014 and beyond. We are pleased with the traction we are experiencing in the first quarter of 2014 and we are continuing to execute on initiatives to improve operational efficiencies.”

Conference Call

The Company will host a conference call today, March 26, 2014 at 8:30 a.m. ET to discuss 2013 results. A slide presentation will accompany the conference call and will be available on the Company’s website located at www.hooperholmes.com.

To participate in the conference call, please dial 877-941-2068, or internationally 480-629-9712, conference ID: 4672219 five to ten minutes before the call is scheduled to begin. A live webcast will be hosted on the Company's website located at www.hooperholmes.com. A replay of the conference call will be available from 11:30 a.m. ET on March 26, 2014 until midnight ET on April 3, 2014, by dialing 877-870-5176, or internationally 858-384-5517. The access code for the replay is 4672219.

About Hooper Holmes

Hooper Holmes is a leader in collecting personal health data and transforming it into useful information, enabling customers to take actions to manage or reduce their risks and expenses. Hooper Holmes mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessments, and support clinical research. Hooper Holmes’ services help organizations benchmark employee populations, monitor them for improvement and drive down healthcare costs.

Hooper Holmes has three segments. Health & Wellness performs risk assessment and risk management services including biometric screenings, health risk assessments and onsite wellness coaching for wellness companies, disease management organizations, clinical research organizations and health plans. Heritage Labs tests millions of samples annually and helps insurers better applying the predictive powers of today’s tests. Hooper Holmes Services provides integrated data collection, tele-interviewing and underwriting services.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; our expectations regarding our operating cash flows; and the rate of growth in the Health and Wellness market and rate of life insurance application activity. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 filed with the Securities and Exchange Commission on November 18, 2013 and the Company’s annual report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on April 1, 2013. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

HOOPER HOLMES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share data)

	Three Months ended December 31,		Twelve Months ended December 31,
	2013	2012	2013	2012

Revenues	$14,967	$15,191	$49,160	$50,977
Cost of operations	11,149	11,244	37,618	37,678
Gross profit	3,818	3,947	11,542	13,299
Selling, general and administrative expenses	4,930	4,658	20,273	19,543
Impairment of long-lived assets	-	227	212	227
Restructuring charges	142	121	813	566
Operating loss from continuing operations	(1,254)	(1,059)	(9,756)	(7,037)
Other expense:
Interest expense	(6)	(2)	(86)	(10)
Interest income	1	4	5	26
Other (expense) income, net	(223)	10	(399)	(33)
	(228)	12	(480)	(17)
Loss from continuing operations before income taxes	(1,482)	(1,047)	(10,236)	(7,054)
Income tax expense	5	12	19	23
Loss from continuing operations	(1,487)	(1,059)	(10,255)	(7,077)

Discontinued operations:
(Loss) gain on sale of Portamedic and subsidiary	(185)	-	3,430	65
Loss from discontinued operations, net of income taxes	(327)	(5,678)	(4,450)	(10,586)
Loss from discontinued operations	(512)	(5,678)	(1,020)	(10,521)
Net loss	$(1,999)	$(6,737)	$(11,275)	$(17,598)

Loss per share
Continuing operations:
Basic	$(0.02)	$(0.02)	$(0.15)	$(0.10)
Diluted	$(0.02)	$(0.02)	$(0.15)	$(0.10)
Discontinued operations:
Basic	$(0.01)	$(0.08)	$(0.01)	$(0.15)
Diluted	$(0.01)	$(0.08)	$(0.01)	$(0.15)
Net loss:
Basic	$(0.03)	$(0.10)	$(0.16)	$(0.25)
Diluted	$(0.03)	$(0.10)	$(0.16)	$(0.25)

Weighted average number of shares:
Basic and diluted	70,226,295	69,835,387	69,965,814	69,743,897

Hooper Holmes, Inc.
Consolidated Balance Sheets
(unaudited; in thousands, except share and per share data)

	December 31, 2013	December 31, 2012
ASSETS
Current assets:
Cash and cash equivalents	$3,970	$8,319
Accounts receivable, net of allowance for doubtful accounts	8,398	17,018
Inventories	1,376	1,290
Other current assets	1,597	374
Assets held for sale	714	3,646
Total current assets	16,055	30,647

Property, plant and equipment, net	3,761	5,634
Other assets	1,830	137
Total assets	$21,646	$36,418

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,440	$6,783
Accrued expenses	4,036	4,439
Liabilities held for sale	-	220
Total current liabilities	7,476	11,442

Other long term liabilities	870	1,115

Commitments and contingencies

Stockholders' equity:
Common stock	2,815	2,794
Additional paid-in capital	150,235	149,542
Accumulated deficit	(139,679)	(128,404)
	13,371	23,932
Less: Treasury stock at cost	(71)	(71)
Total stockholders' equity	13,300	23,861
Total liabilities and stockholders' equity	$21,646	$36,418

CONTACT:
Hooper Holmes
Henry E. Dubois, 913-764-1045
President and CEO
or
Investors:
S.M. Berger & Company
Andrew Berger, 216-464-6400